Exhibit 99.1

Sterling Bancorp Reports Fourth Quarter and Full Year 2022 Financial Results

Southfield, Michigan, January 30, 2023 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its financial results for the quarter and year ended December 31, 2022.

Fourth Quarter and Year-End 2022 Highlights

•	Fourth quarter net loss of $(0.2) million, or $(0.00) per diluted share; full year net income of $4.0 million, or $0.08 per diluted share

•	Fourth quarter net interest margin of 3.09%; full year net interest margin of 3.06%

•	Fourth quarter provision (recovery) of loan losses of $(179) thousand; full year provision (recovery) of loan losses of $(9.9) million

•	Ratio of allowance for loan losses to total loans held for investment of 2.74%

•	Total gross loans of $1.7 billion

•	Purchase of residential mortgage loans with unpaid principal of $31.3 million during the fourth quarter

•	Nonperforming assets were $38.3 million; classified and criticized loans were $81.3 million

•	Fourth quarter non-interest expense of $18.9 million; full year non-interest expense of $79.4 million

•	Total deposits of $2.0 billion

•	Shareholders’ equity of $330.9 million

•	The Bank’s leverage ratio of 16.15%, a total risk-based capital ratio of 27.29% and a common equity tier one ratio of 26.02% continue to be in excess of minimum ratios required to be considered “well-capitalized”

•	The Company’s consolidated leverage ratio of 14.29%, total risk-based capital ratio of 26.85% and common equity tier one ratio of 23.01% continue to exceed minimum regulatory capital requirements

The Company reported a net loss of $(0.2) million, or $(0.00) per diluted share, for the quarter ended December 31, 2022, compared to net income of $1.2 million, or $0.02 per diluted share, for the quarter ended September 30, 2022. For the year ended December 31, 2022, net income was $4.0 million, or $0.08 per diluted share, compared to net income of $23.4 million, or $0.47 per diluted share, for the year ended December 31, 2021.

“The Company’s fourth quarter and year-end results reflect a continuation of both the accomplishments and challenges that have characterized the last few years. The long-running saga of the Advantage Loan Program continues to be felt in the operating expense lines of our earnings. The institutional damage from this program has been far reaching, and we are finally beginning to enjoy the fruits of our labor. We have tried to right-size the balance sheet in order to maintain strong capital levels, improve margins and effectively utilize liquidity. The legal investigation and consultant costs have swamped our profitability in most quarters. We have been successful in building a strong internal control environment and carefully addressing a long list of deficiencies. Those successes were realized in the closure of the Formal Agreement entered into with the OCC in 2019. Nonetheless, the DOJ investigation remains ongoing and continues to occupy substantial time and resources. As promised, we continue to offer our full cooperation in their work and are hopeful for resolution. Unfortunately, we continue to have little visibility into the timing or outcome of their investigation,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets were $2.4 billion at December 31, 2022, a decrease of $3.2 million, from September 30, 2022 and a decrease of $432.1 million, or 15%, from $2.9 billion at December 31, 2021.

Cash and due from banks increased $27.4 million, or 8%, to $379.8 million at December 31, 2022 compared to $352.4 million at September 30, 2022 and decreased $31.9 million, or 8%, from $411.7 million at December 31, 2021. Investment securities, which we consider part of our liquid assets, decreased $5.0 million, or 1%, to $348.2 million at December 31, 2022 compared to $353.2 million at September 30, 2022 and increased $34.3 million, or 11%, from $313.9 million at December 31, 2021.

Total gross loans held for investment of $1.7 billion at December 31, 2022 declined $22.8 million, or 1%, from September 30, 2022 and declined $354.0 million, or 18%, from $2.0 billion at December 31, 2021. The decline in our loan portfolio from December 31, 2021 was primarily attributable to repayments on loans, which continued to outpace our loan production. Though we selectively originated commercial real estate loans during 2022, our overall decline in the loan production reflects our decision to stop actively originating construction loans, the sale of our higher risk commercial real estate loans, our decision to delay introducing new residential and commercial loan products until we are clear of the pending government investigations and the reduction in force of our in-house residential loan origination function followed by our third-party loan origination vendor deciding to exit the business. We acquired a pool of residential mortgage loans with an unpaid principal balance of $31.3 million in October 2022 and may purchase additional loan pools in the future.

Cash surrender value of company-owned life insurance policies was $8.5 million at December 31, 2022, which decreased $24.5 million from $33.0 million at December 31, 2021 due to the surrender of certain life insurance policies during 2022 related to a controlling shareholder and several former executives.

Total Deposits – Total deposits were $2.0 billion at December 31, 2022, an increase of $3.0 million from September 30, 2022 and a decrease of $307.7 million, or 14%, from $2.3 billion at December 31, 2021.

Money market, savings and NOW deposits of $1.0 billion decreased $84.1 million, or 7%, from September 30, 2022 and decreased $266.9 million, or 20%, compared to December 31, 2021. Time deposits of $861.7 million at December 31, 2022 increased $104.2 million, or 14%, compared to September 30, 2022 and decreased $30.1 million, or 3%, compared to December 31, 2021. In the second half of 2021 and continuing into the first half of 2022, our strategy was to reduce higher cost time deposits by offering pricing at less competitive rates. With the increasing interest rate environment, our offerings on time deposits returned to competitive rates to attract new customers, contributing to the increase in time deposits in the fourth quarter. We also experienced our existing customers shifting their deposits from money market, savings and NOW accounts to time deposits to take advantage of the higher interest rates. Noninterest-bearing deposits of $53.0 million decreased $17.0 million, or 24%, compared to September 30, 2022 and decreased $10.7 million, or 17%, compared to December 31, 2021. We did not have brokered deposits in our time deposits at December 31, 2022 or September 30, 2022, and we had $20.1 million in brokered deposits at December 31, 2021.

Borrowings – Federal Home Loan Bank borrowings were $50 million at December 31, 2022, which were unchanged from September 30, 2022, and decreased $100 million from $150 million at December 31, 2021. The Company repaid $100 million in borrowings that were called by the Federal Home Loan Bank in the second quarter of 2022.

Capital – Total shareholders’ equity was $330.9 million at December 31, 2022 compared to $329.6 million at September 30, 2022 and $343.6 million at December 31, 2021. The decline in shareholders’ equity is primarily due to unrealized losses of $18.6 million, after tax, on our investment securities portfolio during the year. These unrealized losses on our investment portfolio included in accumulated other comprehensive loss are primarily attributable to changes in market value due to the rising interest rate environment experienced throughout 2022 and are not realized in our consolidated statement of operations since the Company has neither the intent to sell these investments nor does it expect to be required to sell these investment securities before the price recovers.

The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of December 31, 2022, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Bank Capital	To Be Well Capitalized	At December 31, 2022
Total adjusted capital to risk-weighted assets	10.00%	27.29%
Tier 1 (core) capital to risk-weighted assets	8.00%	26.02%
Common Equity Tier 1 (CET1)	6.50%	26.02%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	5.00%	16.15%

Company Capital	Minimum Requirements	At December 31, 2022
Total adjusted capital to risk-weighted assets	8.00%	26.85%
Tier 1 (core) capital to risk-weighted assets	6.00%	23.01%
Common Equity Tier 1 (CET1)	4.50%	23.01%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	4.00%	14.29%

Asset Quality and Provision (Recovery) for Loan Losses – Nonperforming assets at December 31, 2022 totaled $38.3 million, or 1.57% of total assets, a decrease from $42.2 million, or 1.72% of total assets, at September 30, 2022 and a decrease from $83.3 million, or 2.90% of total assets, at December 31, 2021. Nonperforming assets at December 31, 2022 included $33.7 million of nonperforming loans held for investment, $2.0 million of nonaccrual loans held for sale and $2.6 million of other troubled debt restructurings. Nonperforming assets at September 30, 2022 included $35.9 million of nonperforming loans held for investment, $3.7 million of nonaccrual loans held for sale and $2.6 million of other troubled debt restructurings. Nonperforming assets at December 31, 2021 included $62.6 million of nonperforming loans held for investment, $18.0 million of nonaccrual loans held for sale and $2.7 million of other troubled debt restructurings. Gross loans held for investment delinquent 30 days or more decreased during the fourth quarter of 2022 to $57.0 million, or 3.44% of total gross loans held for investment, from $60.0 million, or 3.57% of total gross loans held for investment, at September 30, 2022. Gross loans held for investment delinquent 30 days or more at December 31, 2021 were $100.7 million, or 5.0% of total gross loans held for investment. The decrease in gross loans held for investment delinquent 30 days or more at December 31, 2022 compared to the prior year of $43.7 million, or 43%, was primarily due to the sale of higher risk commercial real estate loans in the first quarter of 2022. Classified and criticized loans held for investment was $81.3 million at September 30, 2022 and December 31, 2022 and $117.2 million at December 31, 2021.

Reflective of our overall improvement in asset quality that continued into 2022, we recorded a recovery of loan losses of $(0.2) million for the fourth quarter of 2022 compared to a recovery for loan losses of $(4.4) million for the prior quarter and $(6.1) million for the fourth quarter of 2021. A recovery of loan losses of $(9.9) million was recorded for the full year of 2022 compared to a recovery of loan losses of $(8.3) million for the full year of 2021. The allowance for loan losses was $45.5 million, $45.4 million and $56.5 million, or 2.74%, 2.70% and 2.81% of total loans held for investment, at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

During the fourth quarter of 2022, net recoveries were $(0.3) million compared to net charge offs of $2.0 million in the third quarter of 2022 and $7.6 million in the fourth quarter of 2021. Net charge offs during the full year of 2022 were $1.2 million compared to $7.6 million during the full year of 2021. Net charge offs in 2021 resulted from the write-down of our recorded investment in a pool of commercial real estate loans that were sold during the first quarter of 2022.

“So far, the substantial increase in interest rates has helped the yield on repricing loans and liquidity. After years of heavily suppressed rates, consumers are also enjoying higher yields on their deposit products. Rate competition in the banking industry has seen somewhat of a rebirth. Maintaining a healthy net interest margin will be critically important to the Company’s profitability. Additionally, there continues to be very significant signs of a slowing economy. Employment levels, especially in the technology sector, are but one worrisome sign. In addition, pressure on corporate profits and ballooning government budget deficits will likely feed the contraction and continued inflation. I believe the de-risking measures taken in 2022 will help cushion Sterling for the credit risk expansion that is now beginning to be seen,” said Mr. O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the fourth quarter of 2022 was $18.5 million compared to $19.5 million for the prior quarter of 2022 and $21.7 million for the fourth quarter of 2021. The net interest margin of 3.09% for the fourth quarter of 2022 decreased from the prior quarter’s net interest margin of 3.19% and increased from the net interest margin of 2.94% for the fourth quarter of 2021. The decrease in net interest income during the fourth quarter of 2022 compared to the prior quarter was primarily due to the increase in the rate paid on average balance of interest-bearing deposits of 68 basis points while interest income from the yield on average balance of interest-bearing assets increased 48 basis points.

Net interest income for the year ended December 31, 2022 was $78.8 million, a decrease of $12.4 million from the year ended December 31, 2021. The net interest margin of 3.06% for the year ended December 31, 2022 increased from the prior year’s net interest margin of 2.71%. The decrease in net interest income for the year ended December 31, 2022 is primarily attributable to the decline in the average balance of our loan portfolio of $523.9 million, or 22%, compared to the year ended December 31, 2021. The rise in our net interest margin for the year ended December 31, 2022 reflects the effects of an increasing interest rate environment during 2022 with the yield on average balance of investment securities and other interest-earning assets increasing 105 basis points and 149 basis points, respectively, while the cost on the average balance of interest-bearing deposits increased only 5 basis points due to the decline in the average balance of time deposits of $461.4 million from December 31, 2021.

Non-Interest Income – Non-interest income for the fourth quarter of 2022 was $0.2 million compared to $(0.4) million for the prior quarter and $3.6 million for the fourth quarter of 2021. The prior quarter included a $0.4 million write-off of mortgage serving rights because of the repurchase of Advantage Loan Program loans during that quarter and an unrealized loss on the value of an equity security of $0.2 million. The fourth quarter of 2021 included $2.9 million received from an insurance carrier in settlement of one of our insurance policies at the same time as the final settlement of our class action lawsuit.

Non-interest income for the year ended December 31, 2022 was $1.3 million, a decrease of $4.5 million from $5.8 million for the year ended December 31, 2021. The decrease was primarily attributable to the prior year having included the $2.9 million insurance settlement discussed above. Also in 2021, we recorded a $1.4 million gain on the sale of the Bellevue, Washington branch office which was completed in July 2021. Partially offsetting this decrease, net servicing income (loss) increased by $1.2 million since we repurchased more Advantage Loan Program loans during 2021, resulting in the write-off of the related mortgage servicing rights in 2021.

Non-Interest Expense – Non-interest expense for the fourth quarter of 2022 was $18.9 million, a decrease of $2.7 million, or 13%, compared to $21.6 million for the third quarter of 2022, and a decrease of $1.0 million, or 5%, compared to $19.9 million the fourth quarter of 2021. The decrease compared to the third quarter of 2022 was primarily due to a $1.6 million loss to record the fair value discount on $35.2 million of Advantage Loan Program loans repurchased which were included in other non-interest expense in the third quarter of 2022.

Non-interest expense for the year ended December 31, 2022 was $79.4 million, an increase of $7.2 million, or 10%, compared to $72.2 million for the year ended December 31, 2021. The increase was primarily attributable to an increase in salaries and employee benefits, and other non-interest expenses. Salaries and employee benefits expense increased $5.3 million, or 19%. Salaries and employee benefits expense increased from the prior year primarily due to adding qualified personnel in key areas to enhance the control environment, and transition services previously performed by outside service providers were replaced with new employees. Partially offsetting this increase, in May 2022, we implemented a reduction of our workforce in connection with the outsourcing of our residential mortgage origination function. Salaries and employee benefits expense for the year ended December 31, 2022 included a $4.0 million reversal of liabilities upon the surrender of certain split-dollar and company-owned life insurance policies. Also, during the year ended December 31, 2021, the Company recorded $6.5 million in employee retention credits, which was a refundable tax credit against certain employment taxes, for the first three quarters of 2021, which were available under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and resulted in a net reduction of salaries and employee benefits expense.

Other non-interest expense for the year ended December 31, 2022 increased $2.3 million, or 31%, compared to December 31, 2021. Other non-interest expense included $1.3 million in additional taxes related to the surrender of the split-dollar life program and certain company-owned life insurance policies and a $2.3 million loss to record the fair value discount on $65.6 million in Advantage Loan Program loans repurchased in the year ended December 31, 2022. Partially offsetting these increases in salaries and benefits expense, and other non-interest expense was a decrease in professional fees. Professional fees decreased from the prior year due to elevated professional services received in 2021 related to our internal investigation, regulatory initiatives and government investigations. Also, professional fees for the year ended December 31, 2021 included reimbursements of $3.8 million from insurance carriers for certain litigation expenses incurred.

In the third quarter of 2022, the Company entered into a Consent Order with the OCC, resolving the formal investigation by the OCC. Pursuant to the Consent Order, the Bank paid a civil money penalty of $6 million. The Consent Order represents a full and final settlement of the OCC’s investigation with respect to the Bank. Concurrent with the Consent Order, the OCC notified the Bank that the formal agreement between the Bank and the OCC (the “OCC Agreement”) was terminated, which primarily related to certain aspects of the Bank’s BSA/AML compliance program and the Bank’s credit administration. In the third quarter of 2022, the Company received final approval from the court of a definitive stipulation of settlement resolving the shareholder derivative complaint filed against the Company. The full amount of the attorneys’ fees and expenses due under the settlement of the shareholder derivative action of $650,000 was paid by the Company’s insurance carriers under applicable insurance policies during the fourth quarter of 2022.

The Company remains under investigation by the DOJ and SEC in connection with the former Advantage Loan Program and the related disclosures of that program in the Company’s federal securities law filings. The Company has incurred significant legal, consulting and other third-party expenses during 2022, as it has over the prior two years, in connection with the Internal Review, the government investigations, compliance with the OCC Agreement, defending litigation related to the Advantage Loan Program and reimbursing eligible current and former officers and directors for their out-of-pocket legal costs in connection with the government investigations. Over the past year, the Company’s focus has been on resolving the OCC investigation and continuing to cooperate with the DOJ investigation. There can be no assurance (i) that we will not incur material losses due to damages, penalties, costs and/or expenses imposed on the Company as a result of the DOJ investigation, and (ii) that the liability we have established on our balance sheet will be sufficient to cover such losses.

Mr. O’Brien stated “I am proud of our extensive remediation efforts in addressing the many compliance issues and of our commitment to fully cooperate with the governmental investigations. As with the prior resolution of the OCC investigation resulting in the payment of a civil money penalty, we understand that the Company may incur additional penalties and other payments in order to resolve the DOJ investigation. Though we hope to be getting closer to final resolution, we have received no formal proposals to date, and we are not in control of the timing for their resolution of these matters.”

Income Tax Expense – For the year ended December 31, 2022, the Company recorded an income tax expense of $6.6 million, or an effective tax rate of 62%, compared to an income tax expense of $9.6 million, or an effective tax rate of 29%, for the same period in 2021. Our income tax expense for the year ended December 31, 2022 included $3.6 million in income tax on the increase in the cash surrender value of certain split-dollar and company-owned life insurance policies as a result of the surrender of these policies in the second quarter of 2022.

Conference Call and Webcast

Management will host a conference call on Monday, January 30, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter and year ended December 31, 2022. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 6, 2023 by dialing (877) 344-7529, using conference ID number 1092435.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended			At and for the Year Ended
(dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$(194)	$1,176	$8,056	$4,045	$23,390
Income (loss) per share, diluted	$0.00	$0.02	$0.16	$0.08	$0.47
Net interest income	$18,521	$19,539	$21,718	$78,802	$91,180
Net interest margin	3.09%	3.19%	2.94%	3.06%	2.71%
Non-interest income	$248	$(357)	$3,564	$1,347	$5,806
Non-interest expense	$18,871	$21,621	$19,864	$79,409	$72,218
Loans, net of allowance for loan losses	$1,613,385	$1,636,266	$1,956,266	$1,613,385	$1,956,266
Total deposits	$1,954,037	$1,951,014	$2,261,735	$1,954,037	$2,261,735
Asset Quality
Nonperforming loans	$33,725	$35,879	$62,654	$33,725	$62,654
Allowance for loan losses to total loans	2.74%	2.70%	2.81%	2.74%	2.81%
Allowance for loan losses to nonaccrual loans	135%	127%	90%	135%	90%
Nonaccrual loans to total loans outstanding	2.03%	2.13%	3.11%	2.03%	3.11%
Net charge offs (recoveries) during the period to average loans outstanding during the period	(0.02)%	0.12%	0.35%	0.06%	0.32%
Provision (recovery) for loan losses	$(179)	$(4,357)	$(6,119)	$(9,934)	$(8,265)
Net charge offs (recoveries)	$(281)	$2,047	$7,571	$1,150	$7,574
Performance Ratios
Return on average assets	(0.03)%	0.19%	1.07%	0.15%	0.69%
Return on average shareholders' equity	(0.23)%	1.39%	9.49%	1.19%	7.07%
Efficiency ratio(1)	100.54%	112.72%	78.57%	99.08%	74.46%
Yield on average interest-earning assets	4.54%	4.06%	3.51%	3.88%	3.47%
Cost of average interest-bearing liabilities	1.74%	1.05%	0.66%	0.98%	0.86%
Net interest spread	2.80%	3.01%	2.85%	2.90%	2.61%
Capital Ratios(2)
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	26.85%	26.21%	21.24%	26.85%	21.24%
Tier 1 (core) capital to risk-weighted assets	23.01%	22.43%	17.34%	23.01%	17.34%
Common Equity Tier 1 (CET1)	23.01%	22.43%	17.34%	23.01%	17.34%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	14.29%	14.09%	11.47%	14.29%	11.47%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	27.29%	26.60%	20.55%	27.29%	20.55%
Tier 1 (core) capital to risk-weighted assets	26.02%	25.33%	19.28%	26.02%	19.28%
Common Equity Tier 1 (CET1)	26.02%	25.33%	19.28%	26.02%	19.28%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	16.15%	15.88%	12.77%	16.15%	12.77%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) December 31, 2022 capital ratios are estimated.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	December 31, 2022	September 30, 2022	% change	December 31, 2021	% change
Assets
Cash and due from banks	$379,798	$352,404	8%	$411,676	(8)%
Interest-bearing time deposits with other banks	934	1,183	(21)%	1,183	(21)%
Investment securities	348,200	353,219	(1)%	313,879	11%
Loans held for sale	7,725	8,833	(13)%	64,987	(88)%
Loans, net of allowance for loan losses of $45,464, $45,362 and $56,548	1,613,385	1,636,266	(1)%	1,956,266	(18)%
Accrued interest receivable	7,829	7,061	11%	7,696	2%
Mortgage servicing rights, net	1,794	1,842	(3)%	2,722	(34)%
Leasehold improvements and equipment, net	6,301	6,585	(4)%	7,421	(15)%
Operating lease right-of-use assets	14,800	15,467	(4)%	18,184	(19)%
Federal Home Loan Bank stock, at cost	20,288	20,288	0%	22,950	(12)%
Company-owned life insurance	8,501	8,448	1%	33,033	(74)%
Deferred tax asset, net	23,704	23,907	(1)%	21,426	11%
Other assets	11,476	12,401	(7)%	15,407	(26)%
Total assets	$2,444,735	$2,447,904	0%	$2,876,830	(15)%

Liabilities
Noninterest-bearing deposits	$53,041	$70,063	(24)%	$63,760	(17)%
Interest-bearing deposits	1,900,996	1,880,951	1%	2,197,975	(14)%
Total deposits	1,954,037	1,951,014	0%	2,261,735	(14)%
Federal Home Loan Bank borrowings	50,000	50,000	0%	150,000	(67)%
Subordinated notes, net	65,271	65,290	0%	65,343	0%
Operating lease liabilities	15,990	16,664	(4)%	19,400	(18)%
Accrued expenses and other liabilities	28,571	35,335	(19)%	36,725	(22)%
Total liabilities	2,113,869	2,118,303	0%	2,533,203	(17)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,795,871 shares at December 31, 2022, 50,800,012 shares at September 30, 2022 and 50,460,932 shares at December 31, 2021	83,295	83,295	0%	82,157	1%
Additional paid-in capital	14,808	14,560	2%	14,124	5%
Retained earnings	252,288	252,482	0%	248,243	2%
Accumulated other comprehensive loss	(19,525)	(20,736)	6%	(897)	N/M
Total shareholders’ equity	330,866	329,601	0%	343,627	(4)%
Total liabilities and shareholders’ equity	$2,444,735	$2,447,904	0%	$2,876,830	(15)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Year Ended
(dollars in thousands, except per share amounts)	December 31, 2022	September 30, 2022	% change	December 31, 2021	% change	December 31, 2022	December 31, 2021	% change
Interest income
Interest and fees on loans	$21,786	$20,975	4%	$25,106	(13)%	$87,375	$113,822	(23)%
Interest and dividends on investment securities and restricted stock	2,293	1,945	18%	644	N/M	6,426	1,794	N/M
Other interest	3,200	1,925	66%	182	N/M	6,131	925	N/M
Total interest income	27,279	24,845	10%	25,932	5%	99,932	116,541	(14)%
Interest expense
Interest on deposits	6,922	3,724	86%	2,637	N/M	14,992	18,116	(17)%
Interest on Federal Home Loan Bank borrowings	250	253	(1)%	607	(59)%	1,169	3,118	(63)%
Interest on subordinated notes	1,586	1,329	19%	970	64%	4,969	4,127	20%
Total interest expense	8,758	5,306	65%	4,214	N/M	21,130	25,361	(17)%
Net interest income	18,521	19,539	(5)%	21,718	(15)%	78,802	91,180	(14)%
Provision (recovery) for loan losses	(179)	(4,357)	(96)%	(6,119)	(97)%	(9,934)	(8,265)	20%
Net interest income after provision (recovery) for loan losses	18,700	23,896	(22)%	27,837	(33)%	88,736	99,445	(11)%
Non-interest income
Service charges and fees	84	124	(32)%	86	(2)%	435	509	(15)%
Gain on sale of investment securities	32	—	N/M	—	N/M	32	—	N/M
Gain (loss) on sale of mortgage loans held for sale	(57)	—	N/M	15	N/M	143	634	(77)%
Unrealized gain (loss) on equity securities	10	(184)	N/M	(43)	N/M	(580)	(142)	N/M
Gain on sale of branch office	—	—	—	—	—	—	1,417	(100)%
Net servicing income (loss)	98	(384)	N/M	161	(39)%	(20)	(1,208)	(98)%
Income on cash surrender value of company-owned life insurance	81	87	(7)%	326	(75)%	751	1,286	(42)%
Other	—	—	—	3,019	(100)%	586	3,310	82%
Total non-interest income	248	(357)	N/M	3,564	(93)%	1,347	5,806	(77)%
Non-interest expense
Salaries and employee benefits	8,985	9,336	(4)%	8,920	1%	33,507	28,220	19%
Occupancy and equipment	2,216	2,112	5%	2,268	(2)%	8,657	9,108	(5)%
Professional fees	5,929	5,756	3%	6,209	(5)%	23,908	24,709	(3)%
FDIC assessments	115	316	(64)%	393	(71)%	1,146	2,029	(44)%
Data processing	766	725	6%	711	8%	3,058	1,900	61%
Net provision (recovery) of mortgage repurchase liability	31	(145)	N/M	(271)	N/M	(639)	(1,234)	48%
Other	829	3,521	(76)%	1,634	(49)%	9,772	7,486	31%
Total non-interest expense	18,871	21,621	(13)%	19,864	(5)%	79,409	72,218	10%
Income before income taxes	77	1,918	(96)%	11,537	(99)%	10,674	33,033	(68)%
Income tax expense	271	742	(63)%	3,481	(92)%	6,629	9,643	(31)%
Net income (loss)	$(194)	$1,176	N/M	$8,056	N/M	$4,045	$23,390	(83)%

Income (loss) per share, basic and diluted	$0.00	$0.02		$0.16		$0.08	$0.47
Weighted average common shares outstanding:
Basic	50,403,310	50,400,412		50,167,295		50,346,198	50,049,902
Diluted	50,403,310	50,572,931		50,316,155		50,544,636	50,139,310

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,428,840	$18,331	5.13%	$1,457,171	$17,310	4.75%	$1,775,663	$19,593	4.41%
Commercial real estate	219,414	2,480	4.52%	214,453	2,458	4.58%	281,844	3,351	4.76%
Construction	45,486	957	8.42%	52,843	1,190	9.01%	114,974	2,139	7.44%
Commercial lines of credit	1,389	18	5.18%	1,404	17	4.84%	1,622	23	5.67%
Total loans	1,695,129	21,786	5.14%	1,725,871	20,975	4.86%	2,174,103	25,106	4.62%
Securities, includes restricted stock(2)	370,460	2,293	2.48%	394,503	1,945	1.97%	300,435	644	0.86%
Other interest-earning assets	335,237	3,200	3.82%	328,177	1,925	2.35%	484,631	182	0.15%
Total interest-earning assets	2,400,826	27,279	4.54%	2,448,551	24,845	4.06%	2,959,169	25,932	3.51%
Noninterest-earning assets
Cash and due from banks	4,221			4,083			4,216
Other assets	28,432			20,238			36,201
Total assets	$2,433,479			$2,472,872			$2,999,586
Interest-bearing liabilities
Money market, savings and NOW	$1,078,873	$3,490	1.28%	$1,184,601	$2,053	0.69%	$1,304,133	$711	0.22%
Time deposits	799,524	3,432	1.70%	711,184	1,671	0.93%	927,129	1,926	0.82%
Total interest-bearing deposits	1,878,397	6,922	1.46%	1,895,785	3,724	0.78%	2,231,262	2,637	0.47%
FHLB borrowings	50,000	250	1.96%	50,380	253	1.97%	233,413	607	1.02%
Subordinated notes, net	65,283	1,586	9.51%	65,301	1,329	7.96%	65,354	970	5.94%
Total borrowings	115,283	1,836	6.23%	115,681	1,582	5.35%	298,767	1,577	2.07%
Total interest-bearing liabilities	1,993,680	8,758	1.74%	2,011,466	5,306	1.05%	2,530,029	4,214	0.66%
Noninterest-bearing liabilities
Demand deposits	60,615			74,550			65,083
Other liabilities	49,036			50,476			64,841
Shareholders' equity	330,148			336,380			339,633
Total liabilities and shareholders' equity	$2,433,479			$2,472,872			$2,999,586
Net interest income and spread(2)		$18,521	2.80%		$19,539	3.01%		$21,718	2.85%
Net interest margin(2)			3.09%			3.19%			2.94%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Year Ended
	December 31, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,524,373	$71,229	4.67%	$1,910,078	$89,985	4.71%
Commercial real estate	225,480	10,921	4.84%	270,564	13,400	4.95%
Construction	63,841	5,179	8.11%	154,920	10,235	6.61%
Commercial lines of credit	879	46	5.23%	2,873	202	7.03%
Total loans	1,814,573	87,375	4.82%	2,338,435	113,822	4.87%
Securities, includes restricted stock(2)	377,959	6,426	1.70%	274,339	1,794	0.65%
Other interest-earning assets	380,236	6,131	1.61%	747,837	925	0.12%
Total interest-earning assets	2,572,768	99,932	3.88%	3,360,611	116,541	3.47%
Noninterest-earning assets
Cash and due from banks	3,942			6,652
Other assets	33,547			40,881
Total assets	$2,610,257			$3,408,144
Interest-bearing liabilities
Money market, savings and NOW	$1,215,059	$7,006	0.58%	$1,340,083	$3,224	0.24%
Time deposits	782,760	7,986	1.02%	1,244,116	14,892	1.20%
Total interest-bearing deposits	1,997,819	14,992	0.75%	2,584,199	18,116	0.70%
FHLB borrowings	89,822	1,169	1.30%	294,095	3,118	1.06%
Subordinated notes, net	65,310	4,969	7.50%	65,367	4,127	6.31%
Total borrowings	155,132	6,138	3.90%	359,462	7,245	2.02%
Total interest-bearing liabilities	2,152,951	21,130	0.98%	2,943,661	25,361	0.86%
Noninterest-bearing liabilities
Demand deposits	67,953			62,875
Other liabilities	50,740			70,725
Shareholders' equity	338,613			330,883
Total liabilities and shareholders' equity	$2,610,257			$3,408,144
Net interest income and spread(2)		$78,802	2.90%		$91,180	2.61%
Net interest margin(2)			3.06%			2.71%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	December 31, 2022	September 30, 2022	% change	December 31, 2021	% change
Residential real estate	$1,391,276	$1,430,472	(3)%	$1,704,231	(18)%
Commercial real estate	221,669	199,446	11%	201,240	10%
Construction	44,503	50,320	(12)%	106,759	(58)%
Commercial lines of credit	1,396	1,389	1%	363	N/M
Other consumer	5	1	N/M	221	(98)%
Total loans held for investment	1,658,849	1,681,628	(1)%	2,012,814	(18)%
Less: allowance for loan losses	(45,464)	(45,362)	0%	(56,548)	20%
Loans, net	$1,613,385	$1,636,266	(1)%	$1,956,266	(18)%

Loans held for sale	$7,725	$8,833	(13)%	$64,987	(88)%
Total gross loans	$1,666,574	$1,690,461	(1)%	$2,077,801	(20)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended			Year Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Balance at beginning of period	$45,362	$51,766	$70,238	$56,548	$72,387
Provision (recovery) for loan losses	(179)	(4,357)	(6,119)	(9,934)	(8,265)
Charge offs	—	(4,064)	(7,921)	(4,261)	(9,886)
Recoveries	281	2,017	350	3,111	2,312
Balance at end of period	$45,464	$45,362	$56,548	$45,464	$56,548

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	December 31, 2022	September 30, 2022	% change	December 31, 2021	% change
Noninterest-bearing deposits	$53,041	$70,063	(24)%	$63,760	(17)%
Money Market, Savings and NOW	1,039,263	1,123,375	(7)%	1,306,155	(20)%
Time deposits	861,733	757,576	14%	891,820	(3)%
Total deposits	$1,954,037	$1,951,014	0%	$2,261,735	(14)%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Nonaccrual loans(1):
Residential real estate	$33,690	$35,843	$45,675
Commercial real estate	—	—	4,441
Construction	—	—	12,499
Total nonaccrual loans(2)	33,690	35,843	62,615
Loans past due 90 days or more and still accruing interest	35	36	39
Nonperforming loans	33,725	35,879	62,654
Other troubled debt restructurings(3)	2,637	2,643	2,664
Nonaccrual loans held for sale	1,942	3,657	18,026
Nonperforming assets	$38,304	$42,179	$83,344
Total loans(1)	$1,658,849	$1,681,628	$2,012,814
Total assets	$2,444,735	$2,447,904	$2,876,830
Nonaccrual loans to total loans outstanding(2)	2.03%	2.13%	3.11%
Nonperforming assets to total assets	1.57%	1.72%	2.90%
Allowance for loan losses to total loans	2.74%	2.70%	2.81%
Allowance for loan losses to nonaccrual loans	135%	127%	90%
Net charge offs (recoveries) during the period to average loans outstanding during the period	(0.02)%	0.12%	0.35%

(1) Loans are classified as held for investment and are presented before the allowance for loan losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale but include troubled debt restructurings on nonaccrual status. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 2.14%, 2.34% and 3.88% at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

(3) Other troubled debt restructurings exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest.